May 16, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

          Re:  Time Warner Inc.
               Form S-8 Registration Statement

Gentlemen:

I am an Associate General Counsel and Vice President of Time Warner Inc., a Delaware corporation (the "Company"), and I am delivering this opinion in connection with a Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of an aggregate of 13,360,820 shares of common stock, par value $.01 per share, and associated Rights to Purchase Series A Participating Cumulative Preferred Stock, par value $.10 per share (collectively referred to as the "Common Stock"), of the Company issuable upon exercise of options granted or to be granted pursuant to the terms of the Time Warner Inc. 1994 Stock Option Plan and the Time Warner 1997 Stock Option Plan (collectively, the "Plans").

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records of the Company and other instruments as I have deemed necessary for the purpose of this opinion, including (a) the Restated Certificate of Incorporation, as amended and By-laws of the Company, (b) the Plans, (c) resolutions adopted by the Board of Directors of the Company, (d) resolutions adopted by the Stockholders of the Company and (e) the Registration Statement.

Based upon the foregoing, I am of the opinion that the shares of Common Stock issuable pursuant to the terms of the Plans have been duly authorized and, when sold pursuant to the terms of the Plans, will be duly and validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                   Very truly yours,

                                   /s/ Thomas W. McEnerney